Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter “Agreement”) is made and entered into effective as of January 24, 2022, by and between GENERATION INCOME PROPERTIES, INC., a Maryland corporation (“Company”), and ALLISON DAVIES, an individual residing in the State of Florida (hereinafter called “Employee”).

RECITALS

WHEREAS, Company seeks to employ Employee as the Chief Financial Officer and Treasurer of Company, subject to the terms and conditions of this Agreement;

WHEREAS, Employee declares that she has not signed, and is not a party to, any non-competition agreement, non-solicitation agreement, confidentiality agreement or any other agreement with any other company, individual, or entity that would in any manner restrict or impair her ability to work for Company; and

WHEREAS, Employee acknowledges that while working for Company, Employee will be provided access to, or will acquire, Confidential Information (as defined below) and trade secrets of Company, the disclosure of which to persons or entities outside of Company will be highly detrimental to the interests of Company.

NOW THEREFORE, in consideration of Employee’s employment with Company and the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.RECITALS. All of the foregoing recitals are true and correct and incorporated herein by this reference.

 2.         EMPLOYMENT.

(a)           Position and Duties.

(i)Work for Company. Beginning on February 28, 2022, Employee shall be employed by Company as its Chief Financial Officer and Treasurer, reporting to the Chief Executive Officer of Company and the Board of Directors of Company (the “Board”), and she shall have such job duties as are assigned to Employee by the Chief Executive Officer or Board from time to time that are generally consistent with the title of Chief Financial Officer and Treasurer.  Employee agrees that, beginning on February 28, 2022, she will serve as Company’s “principal financial and accounting officer” for purposes of the rules and regulations of the Securities and Exchange Commission. The Employee’s employment by Company shall be full-time, and during the Term, and the Employee agrees to diligently and conscientiously devote substantially all of her business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession, occupation, or activity for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Chief Executive Officer.

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(ii)Location of Employment Services. Employee will perform services for Company from her principal residence located in Jacksonville, Florida or from a mutually-agreed office location in the Jacksonville area, provided that Employee may be asked to travel from time to time to Company’s headquarters (Tampa, Florida) or elsewhere pursuant to the instructions of the Chief Executive Officer.

(iii)Subsidiaries and Affiliates.  With respect to Company’s subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively, “Related Entities”), the Employee shall perform the above-described duties to promote these Related Entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation.  In furtherance of the foregoing and not in limitation thereof, Employee acknowledges that she will serve as the Chief Financial Officer and Treasurer of Company’s operating partnership, Generation Income Properties, L.P., and will be paid by such entity.  For purposes hereof, the term “Company Group” refers to Company and the Related Entities collectively.

(b) Compensation.

(i)Base Salary. Employee shall be paid a base salary of $220,000.00 per year, pro-rated for any period less than twelve (12) months (the “Salary”).  The Salary will be paid in accordance with the Company Group’s customary payroll procedures and will be subject to applicable taxes and withholdings.

(ii) Benefits. Employee is eligible to receive such medical, health, vacation, and other benefits as are provided by the Company Group, in its discretion, from time to time to its employees generally, provided that Company Group will pay 100% of the premium cost of such benefits.  Employee will also be eligible to participate in any 401(k) plan that the Company or its Related Entities may adopt in the future, and Employee will receive matching contributions from Company Group in the amount 3% of Employee’s contributions to the 401(k) plan to the extent permitted by applicable laws, rules, and regulations.  Company Group shall reimburse Employee for all reasonable costs and out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement, subject to and in accordance with Company Group’s standard policies (including expense verification policies) regarding the reimbursement of business expenses incurred by employees of Company Group on its behalf, as the same may be modified from time to time.  Nothing in this Agreement will preclude Company Group from amending or terminating any of the employee benefit plans or programs applicable to employees of the Company Group as long as such amendment or termination is applicable to all similarly-situated employees.

(iii)Restricted Share Grants. Beginning on the first (1st) anniversary of Employee’s first day of employment, Employee will be eligible for a grant of shares of restricted stock of the Company with a grant date value of between 25% and 50% (as determined by the Board of Directors in its discretion upon the recommendation of the Company’s Chief Executive Officer) of Employee’s Salary as then in effect.  Such restricted shares shall vest in one-third increments on each of the first three anniversaries of the grant date of the restricted shares (with such vesting accelerated upon a “Change of Control” of Company as defined in Company’s 2020 Omnibus Incentive Plan) and otherwise be granted upon the standard terms and conditions, including vesting terms, as employee restricted share awards generally.

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(iv)Performance Bonuses.  Employee will be eligible to participate in any performance bonus program adopted by the Board from time to time.  Employee’s target bonus under any such bonus program will be equal to thirty percent (30%) of Employee’s Salary. Any bonus paid to the Employee is entirely discretionary and there is no contractual entitlement to receive it and it will not count as part of the Employee’s contractual remuneration or salary for pension purposes or otherwise. Employee’s eligibility for payment of any such bonus as well as the timing and amount of payment, will be determined by the Board in its sole discretion.

(v)Withholding.  The Company Group shall be entitled to deduct or withhold from any amounts owing from the Company Group to Employee any federal, state, local or foreign withholding taxes, excise taxes or employment taxes imposed with respect to Employee’s compensation or other payments from the Company Group, including wages, bonuses, distributions and/or the receipt or vesting of incentive equity.

(vi)Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any bonus (if any) paid to the Employee will be subject to such potential clawback as may be required to be made pursuant to applicable federal or state law or applicable stock exchange listing requirements governing potential clawback of executive compensation upon a determination by legal counsel to Company that clawback is required by federal or state law or applicable stock exchange listing requirements.

(c)Term of Employment.  Subject to the terms and conditions of this Agreement, the term of Employee’s employment by Company shall commence on February 28, 2022.  The parties acknowledge, subject to the provisions of Section 3 of this Agreement, that Employee’s employment with the Company Group is on an at-will basis, and either Company Group or Employee may therefore terminate the Employee’s employment, with or without cause, at any time and for any reason upon the terms and conditions specified in Section 3 below.

3.       TERMINATION.

(a)Types of Terminations. This Agreement and Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(i)  Employee’s death (“Termination Upon Death”);

(ii)  the effective date of a written notice sent to Employee stating Company’s determination, made in good faith, that due to a mental or physical condition, Employee has been unable and failed to substantially render the services to be provided by Employee to Company for a period of at least (x) 180 days out of any consecutive 360 days or (y) 90 consecutive days (“Termination For Disability”);

(iii)  the effective date of a written notice sent to Employee stating Company’s determination, made in good faith, that it is terminating Employee’s employment for Cause (as defined below) (“Termination For Cause”);

(iv)  the effective date of a termination based on a notice sent to Employee stating that Company is terminating Employee’s employment not for Cause (“Termination Without Cause”); or

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(v)  the effective date of a termination based on a notice sent to Company from Employee stating that the Employee is resigning, which notice must be given by Employee to Company at least sixty (60) days in advance of the intended date of termination (a “Resignation”), provided that if the Resignation is a Good Reason Resignation, then Employee shall follow the procedures described in Section 3(c)(v) below.

As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Employee’s duties hereunder or misappropriation of funds, theft, or embezzlement by Employee of Company Group funds or property, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) Employee’s misconduct (whether or not directly related to the Company Group or its business) or illegal conduct that impairs the performance of Employee’s duties or that is injurious to the Company Group, including without limitation injurious to the reputation of the Company Group, (iv) Employee’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (v) frequent or extended, and unjustifiable, absenteeism, (vi) Employee’s personal misconduct or refusal or material failure to timely perform her duties and responsibilities or to timely carry out the lawful directives of Company Group, which, if capable of being cured shall not have been cured, within 30 days after Company shall have advised Employee in writing of its intention to terminate Employee’s employment; provided, that such right to cure shall not apply to any subsequent act or omission of a substantially similar nature or type, or (vii) Employee’s material non-compliance with the terms of this Agreement or any Company Group policy, which, if capable of being cured, shall not have been cured within 30 days after Company shall have advised Employee in writing of its intention to terminate Employee’s employment for such reason.

(b)Effect of Termination.

(i)  In the event of Termination Upon Death or Termination For Disability:

(A)  Employee (or Employee’s legal representative) shall be entitled to receive wages in an amount equal to any earned but unpaid Salary owing by Company to Employee as of the termination date (the “Accrued Salary”); and

(B)  only to the extent that a payout of accrued bonus upon termination is specifically provided for in writing in any management bonus plan in which Employee participates, Employee (or Employee’s legal representative) shall be entitled to receive wages in an amount equal to the pro rata portion, determined as of the termination date, of any bonus to which Employee would have been entitled had Employee been employed by Company at the time such bonus would have otherwise been paid (the “Accrued Bonus”).

(ii)  Termination For Cause or Resignation.  In the event of a Termination For Cause or a Resignation (other than a Good Reason Resignation), Employee shall be entitled to receive only an amount equal to any Accrued Salary.

(iii)  In the event of Termination Without Cause or a Good Reason Resignation:

(A)  Employee (or Employee’s legal representative) shall be entitled to receive Accrued Salary;

(B)  only to the extent that a payout of accrued bonus upon termination is specifically provided for in writing in any management bonus plan in which Employee participates, Employee shall be entitled to Accrued Bonus;

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(C)  Employee shall be entitled to receive wages in an amount equal to twelve months of Employee’s Salary (at the rate then in effect), payable in the manner set forth below (“Separation Compensation”); provided, however, that if Employee becomes re-employed at any time during the twelve months following the effective date of Employee’s termination of employment with the Company (the “Separation Compensation Period”), then her Separation Compensation shall be reduced by any base salary or base wages received by Employee from her successor employment during the final six months of the Separation Compensation Period; and

(D)  Company shall pay to executive, in twelve (12) equal monthly installments (and subject to applicable tax and other withholdings), an amount equal to the premium payments for continuing healthcare coverage for Employee and her family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a 12-month period following the effective date of termination, if Employee elects and remains entitled to COBRA continuation coverage during that 12- month time period (“Benefit Payments”), provided that any amount payable under this paragraph shall not exceed the dollar amount of premiums paid by Company for Employee health care coverage as of the effective date of termination of employment.

(c)Additional Provisions.

(i)  Subject to the provisions in the following paragraph, any amounts to be paid pursuant to this Section 3 shall be paid in accordance with Company’s existing payroll or bonus payment practices, as applicable, subject to applicable taxes and withholdings, provided that Employee’s first pay date will be March 15, 2022.

(ii)  The Separation Compensation (if payable) will be paid according to Company’s normal payroll cycle in installments (“Separation Payments”) that are each equal to the regular Salary payments being made to the Employee immediately prior to termination of employment, beginning with the first payroll which occurs at least seven (7) days after Company’s receipt of a fully executed Release (as defined below) and ending upon the final payment of the Severance Compensation.  Separation Payments and Accrued Bonus shall be subject to tax withholdings and other required withholdings.  Notwithstanding the foregoing, the Employee’s right to receive any Separation Payments, Accrued Bonus, and Benefit Payments pursuant to this Agreement is conditioned upon the Employee signing (and not revoking), by the twenty-first (21st) day after the Employee’s last day of employment, a general release of claims (except those rights arising under this Agreement) in a form provided by Company (the “Release”).

(iii)  Notwithstanding any provision of this Agreement to the contrary, the obligations and commitments under Section 4 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Employee’s employment for any reason or termination of this Agreement for any reason.

(iv)  Notwithstanding anything in this Agreement to the contrary, Company shall have no obligation to pay any amounts payable under Section 3(b)(iii)(C) of this Agreement during such times as Employee is in breach of Section 4 or Section 13 of this Agreement, after Company provides Employee with notice of such breach.

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(v)  Employee shall have the right to resign her employment for “Good Reason” if there is a material adverse change or material diminution in Employee’s duties, responsibilities, functions or title with Company as a result of an explicit decision or action by the Board or Chief Executive Officer.  Employee cannot terminate her employment for Good Reason unless she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the initial existence of such grounds and Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances (and has failed to cure such circumstances within such period). If  Company has not, within such thirty (30) day period, cured the circumstances providing ground for termination for Good Reason and Employee does not terminate her employment for Good Reason within ten (10) days after the expiration of Company’s cure period in the preceding sentence, Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.  The Executive acknowledges that the Board has flexibility under Section 2(a) to assign Employee a broad range of responsibilities and duties that are consistent with her duties as Chief Financial Officer and Treasurer and to make changes in the Employee’s responsibilities in a manner that is materially consistent with the duties described under Section 3(a), and such assignments and change will not constitute “Good Reason.”  A Resignation that is effected in accordance with this paragraph is referred to as a “Good Reason Resignation.”

4.     NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY.

(a)  Definitions.

“Company’s Business” means the Company Group’s business of purchasing and leasing to tenants triple-net lease business properties.

“Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in Company’s Business.

“Confidential Information” means any confidential information with respect to the Company or any Related Entity or the Company’s Business including, but not limited to: the trade secrets of Company and any Related Entities; manuals and documentation; databases; Company Group’s existing and prospective clients and customers (including tenants), sales lists, agent lists, vendor lists, plans, specifications, price lists, and other similar and related information in whatever form.  The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by Employee not otherwise permissible hereunder or (iii) Employee has learned or learns from other sources where, to Employee’s knowledge, such sources have not violated their confidentiality obligation to Company or any other applicable obligation of confidentiality.

(b)  Non-competition.  Employee covenants and agrees that during the period of her employment with Company and ending six (6) months following termination of her employment with the Company, regardless of the reason (the “Restricted Period”), Employee will not, directly or indirectly, own, manage, engage, participate on behalf herself or any other person or entity, operate, control, become employed by, or render any service to (whether as owner, beneficial owner, partner, associate, agent, independent contractor, consultant, lender, employee, stockholder, officer or in any other capacity) any Competitor anywhere in the United States of America.

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(c)  Non-solicitation of Employees.  Employee covenants and agrees that during the period of her employment with the Company and ending one (1) year following termination of her employment with the Company, regardless of the reason for termination, Employee will not, directly or indirectly, employ or solicit, receive or accept the performance of services by any then current officer, manager, employee or independent contractor of Company or any subsidiary or affiliate of Company, or in any way interfere with the relationship between Company or any subsidiary or affiliate of Company, on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

(d)  Representations and Covenants by Employee.  Employee represents and warrants that:  (i) Employee’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound; (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than Company) and Employee is not subject to any other agreement that would prevent or in any manner restrict Employee from performing Employee’s duties for Company or otherwise complying with this Agreement; (iii) Employee is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (iv) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

(e)  Non-disclosure of Confidential Information.  Employee hereby acknowledges and represents that Employee has consulted with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein and Employee agrees that Employee will not, directly or indirectly: (i) use, disclose, reverse engineer or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than Company the Confidential Information except as authorized by Company; (ii) during Employee’s employment with Company, use, disclose, or reverse engineer (x) any confidential information or trade secrets of any former employer or third party, or (y) any works of authorship developed in whole or in part by Employee during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Employee’s resignation or termination (x) retain Confidential Information, including any copies existing in any form (including electronic form), that are in Employee’s possession or control, or (y) destroy, delete or alter the Confidential Information without Company’s consent. Notwithstanding the foregoing, Employee may use the Confidential Information in the course of performing Employee’s duties on behalf of Company or any subsidiary or affiliate of Company as described hereunder, provided that such use is made in good faith. Further, to the extent required by subpoena or applicable law, Employee is permitted to utilize such information in connection with any governmental request, subpoena, investigation or audit. Company simply requests advance notice of seven business days prior to any such disclosure so that Company can assert objections (if necessary) or otherwise participate. Upon separation of employment or suspension (for any reason), Employee will immediately surrender possession of all Confidential Information to Company.  Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law.  The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

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(f)  Inventions and Patents. Employee acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes, novel concepts, ideas, copyrights, trademarks and service marks relating to any present or prospective activities of Company, including but not limited to structures, processes, software, formula, techniques and improvements to the foregoing or to know how, and all similar or related information (whether or not patentable) that relate to the Company Business, (ii) research and development and (iii) existing or future products or services that are, to any extent, conceived, developed or made by Employee while employed by Company or any subsidiary or affiliate of Company (“Work Product”) belong to Company or such subsidiary or affiliate.  Employee shall promptly disclose such Work Product to Company and, at the cost and expense of Company, perform all actions reasonably necessary or requested by Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(g)  Miscellaneous.

(i)  Employee acknowledges that (x) Employee’s position is a position of trust and responsibility with access to Confidential Information of Company, (y) the Confidential Information, and the relationship between Company and each of its employees, customers, tenants, and vendors, are valuable assets of Company and may not be converted to Employees own use and (z) the restrictions contained in this Section 4 are reasonable and necessary to protect the legitimate business interests of Company and will not impair or infringe upon Employee’s right to work or earn a living after Employee’s employment with Company ends.

(ii)  Each of the foregoing obligations shall be enforceable independent of any other obligation, and the existence of any claim or cause of action that Employee may have against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these obligations.

(iii)  Employee acknowledges that monetary damages will not be an adequate remedy for Company in the event of a breach of this Agreement and that it would be impossible for Company to measure damages in the event of such a breach.  Therefore, Employee agrees that, in addition to other rights that Company may have at law or equity, Company is entitled to seek an injunction preventing Employee from any breach of this Agreement.

(iv)  In the event of a breach or violation of any restriction in Section 4(b) or 4(c) of this Agreement, the prior of time such any such restriction remains in effect shall be tolled until such breach or violation has been cured.

(v)  The parties agree that the foregoing restrictive covenants are reasonable and necessary to protect Company’s legitimate business interests.  The parties, however, do not intend to include a provision that contravenes the public policy of any state.  Therefore, if any provision of this Section 4 is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect.  If, at the time of enforcement of this Agreement, a court or other tribunal holds that the duration, scope or area restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the court should enforce the restrictions to the extent it deems reasonable.

(vi)  Employee hereby agrees that prior to accepting employment with any other person or entity during the term of employment or during the Restricted Period following the termination date, Employee will provide such prospective employer with written notice of the

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existence of this Agreement and the provisions of this Section 4 of this Agreement, with a copy of such notice delivered simultaneously to Company in accordance with Section 7 of this Agreement.

(vii)  Notwithstanding any provision of this Agreement, the obligations and commitments of this Section 4 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Employee’s employment for any reason or termination of this Agreement for any reason.

5.   REMEDIES.

(i)Employee agrees and acknowledges that a breach on the part of Employee of the covenants contained in Section 4 will cause irreparable harm to Company and that damages arising out of such breach may be difficult to determine.  Employee, therefore, further agrees that in addition to all other remedies provided at law or at equity, Company shall be entitled as a matter of course to specific performance and temporary and permanent injunctive relief, from any court of competent jurisdiction restraining any further breach of any such covenant by Employee, her employers, employees, partners, agents or other associates, or any of them, without the necessity of proving actual damage to Company by reason of any such breach.  If Company prevails in any suit under this Agreement, Employee will reimburse Company for its expenses incurred in connection with such a suit, including attorneys’ fees and costs incurred at any level (including all appeals).  In addition, the period of the restriction specified in Section 4 above shall cease to run during the continuance of any violation of Section 4 and any portion of the period remaining at the commencement of any such violation will begin to run again only upon the full cure of the violation.

(ii) Employee further agrees and acknowledges that in addition to any injunctive relief and recovery of attorneys’ fees and costs as set forth above and because the exact amount of damage suffered by Company in the event of a violation by Employee of any of the restrictions set forth in Section 4 may be difficult to calculate, and as such Employee shall be liable to Company for any monetary damages suffered. If Company cannot determine damages based on the nature of the violation, then Employee shall be liable to Company in an amount of not less than $10,000 for each violation.  Company and Employee agree that this provision is fair and equitable and that the amounts set forth above are reasonable under the circumstances.  The existence of any claim or cause of action of Employee against Company of whatever nature shall not constitute a defense to the enforcement by Company of the covenants set forth in Section 4 of this Agreement.

6.                 ASSIGNMENT.  Company may assign this Agreement and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of Company’s control and/or ownership of its assets or business.  In such event, Employee continues to be bound by the terms of this Agreement.  An assignment of this Agreement by Employee or any right or obligation hereunder is strictly prohibited.

7.                 NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

If to Company:	c/o Generation Income Properties, Inc. 401 East Jackson Street, Suite 3300 Tampa, Florida 33602

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If to Employee:	To Employee’s address as reflected on the payroll records of Company or such other address as either party shall designate by notice in writing to the other in accordance herewith.  Any such notice shall be deemed given when so delivered personally, by telex, facsimile transmission or telegram, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

8. NEW EMPLOYMENT.  Employee shall notify, in writing, any prospective employer, partner, business associate or other entity with whom or which Employee is seeking employment, a partnership, or other business association, whether as an employee, a contractor or otherwise, of the restrictions in this Agreement.  In the event that the Employee is no longer an employee of the Company, the Employee consents to notification by the Company to the Employee’s new employer or its agents regarding the employer’s rights and the Employee’s obligations under this Agreement.

9.        GOVERNING LAW, JURISDICTION, AND VENUE.  This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the parties now or at any time may be residents of or engage in activities in a different state.  Employee agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Employee hereby consents to the jurisdiction of any court sitting in Tampa, Florida, including the United States District Court for the Middle District of Florida.

10.        INVALIDITY.  Any provision herein which in any way contravenes the applicable laws of any country, state or jurisdiction shall be severed from this Agreement and deemed not to be considered part of this Agreement and this Agreement shall not be invalid as a whole because of any such determination.

11.        INDULGENCE.  No indulgence extended by either party hereto to the other party shall be construed as a waiver of any breach on the part of such other party, nor shall any waiver of one breach be construed as a waiver of any rights or remedies with respect to any subsequent breach.

12.         ENTIRE AGREEMENT AND CHANGES TO BE IN WRITING.  Except as otherwise indicated herein, this Agreement shall constitute the entire agreement between Employee and Company concerning the subject matter hereof.  This Agreement supersedes and preempts any prior employment agreement or other understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Employee and an authorized officer of Company.

13.        NON-DISPARAGEMENT.  Employee agrees to not make any statements, written or oral, while employed by Company and thereafter, which would be reasonably likely to disparage or damage Company, its affiliates or subsidiaries or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of Company or its affiliates or subsidiaries.

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14.   STRICT COMPLIANCE.  Employee’s or Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

15.   SURVIVAL.  Any provision of this Agreement that is expressly or by implication intended to survive the termination of this Agreement shall survive or remain in effect after the termination of this Agreement.

16.   COUNTERPARTS.  This Agreement may be executed in separate counterparts, either one of which need not contain the signature of more than one party, but both such counterparts taken together shall constitute one and the same agreement.  Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.   UNDERSTANDING OF EMPLOYEE.  Employee agrees and acknowledges that Employee has read this Agreement in its entirety, that Employee understands it and that Employee has entered into it voluntarily.

[signatures follow]

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IN WITNESS WHEREOF, the parties intending to be legally bound have executed this Agreement as of the date first set forth above.

   GENERATION INCOME PROPERTIES, INC.

            By: /s/ David Sobelman______________________

David Sobelman, Chief Executive Officer

EMPLOYEE

By: /s/ Allison Davies ________________________

Allison Davies, individually

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